Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Quarter Highlights

•	Comparable store inventories below last year
•	Effective expense control in difficult consumer environment
•	Successfully launched several exciting brands for Back-to-School
•	Opened 12 new stores, 11 in the off-mall format
•	Added 10 Sephora inside JCPenney locations bringing total to 81

PLANO, Texas, Aug. 15, 2008 -- J. C. Penney Company, Inc. (NYSE:JCP) reported earnings per share from continuing operations of $0.52 for the second quarter ended Aug. 2, 2008, compared to $0.78 in last year’s second quarter.  Net income for the quarter decreased 35.7 percent to $117 million.

“In this difficult consumer environment, we have continued to focus on tightly controlling all aspects of our business, and our second quarter results show the benefits of our approach.  Our ability to protect our bottom line through rigorous expense control and effective inventory management was enhanced by good initial customer response to our new brand launches and the effectiveness of our promotional pricing actions,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney.

“Our Bridge Plan allows us to efficiently manage our operations, while at the same time ensure that we continue to offer a great shopping experience at a time when consumers are more discriminating.   We entered the Back-to-School season with the most exciting assortment in our history, including such new brands as Decree, Fabulosity and Dorm Life.  Our merchandise, combined with our innovative marketing campaign and continually enhanced customer experience, truly differentiates JCPenney from the competition.

“While economic conditions remain difficult, our strategies enable us to maintain our strong financial position and show customers that JCPenney is the best choice for style and quality at a smart price.”

The Company reported that comparable store inventory levels at the end of the second quarter were below last year, and it remains on track for total inventory to be below 2007 levels by the end of the Back-to-School season.

Operating Performance

During the second quarter, total sales decreased 2.5 percent.  Comparable store sales decreased 4.3 percent, at the favorable end of the Company’s guidance for a mid-single digit decrease.  The Company opened 12 new and relocated stores in the quarter, including 11 in the off-mall format.  The best sales performance was in women’s apparel and family shoes, with continued weakness in home and fine jewelry.  Geographically, the best performances were in the northeast and central regions while the southeast and southwest regions were the softest.  Internet sales through www.jcp.com increased 5.6 percent on top of a 17.4 percent increase in the same quarter last year.

For the second quarter, operating income declined 180 basis points to 5.7 percent of sales, and gross margin decreased by 60 basis points to 37.5 percent of sales.  The decline in gross margin was mitigated by our customers’ positive response to new fall and Back-to-School merchandise, as well as better alignment of inventory to sales trends.  Total operating expenses increased by 120 basis points to 31.8 percent of sales in the quarter, including the impacts of depreciation and amortization expense, pre-opening expenses and income from ongoing real estate operations.  SG&A expenses continued to be well-managed across the entire organization, with broad-based savings in the quarter relative to initial expectations.  Second quarter operating income was $243 million, compared to last year’s $329 million.

Interest expense for the quarter was $55 million, and the tax rate was 38.3 percent.

Financial Condition

The Company continues to maintain a strong financial position.  As of Aug. 2, 2008, the Company had cash and short-term investments of $2.1 billion and long-term debt of $3.7 billion, including current maturities of approximately $200 million.

Capital expenditures for the second quarter of 2008 were $227 million, in line with the Company’s Bridge Plan, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Total merchandise inventories increased 1.2 percent over last year to $3.7 billion, reflecting increases associated with the opening of 51 new and relocated stores since last year’s second quarter.  After store closures, the Company has opened 35 net new stores during the preceding four quarters.  On a comparable store basis, inventories decreased 3.5 percent compared to the same period last year.

Third Quarter Earnings Guidance

Management’s third quarter guidance is as follows:

•	Total sales: decrease low-single digits.
•	Comparable store sales: decrease mid-single digits.
•
Operating income: operating income is expected to decline year over year driven by both a reduction in gross margin dollars and an increase in SG&A expenses.  As a percent of sales, operating income is expected to decline principally as a result of a higher SG&A ratio.

•	Interest expense: approximately $60 million.
•	Income tax rate: approximately 38 percent.
•	Average diluted shares: approximately 223 million average diluted shares of common stock, including about 1 million common stock equivalents.
•
Earnings per share: approximately $0.70 to $0.75 per share, which includes the impact of the Company’s largest non-holiday marketing event moving from the third quarter in 2007 to the fourth quarter in 2008.

Conference Call/Webcast Details

Management will host a live conference call and real-time web cast today, Aug. 15, 2008, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and pass code 284824.  The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors).  Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,083 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, consumer spending patterns and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	13 weeks ended			26 weeks ended
	Aug. 2,	Aug. 4,	% Inc.	Aug. 2,	Aug. 4,	% Inc.
	2008	2007	(Dec.)	2008	2007	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$4,282	$4,391	(2.5)%	$8,409	$8,741	(3.8)%
Gross margin	1,606	1,674	(4.1)%	3,256	3,481	(6.5)%
Operating expenses:
Selling, general and administrative (SG&A)	1,248	1,243	0.4%	2,543	2,534	0.4%
Depreciation and amortization	115	100	15.0%	225	200	12.5%
Pre-opening	9	15	(40.0)%	15	21	(28.6)%
Real estate and other (income)	(9)	(13)	N/A	(18)	(22)	N/A
Total operating expenses	1,363	1,345	1.3%	2,765	2,733	1.2%
Operating income	243	329	(26.1)%	491	748	(34.4)%
Net interest expense	55	37	48.6%	108	69	56.5%
Bond premiums and unamortized costs	-	12	N/A	-	12	N/A
Income from continuing operations
before income taxes	188	280	(32.9)%	383	667	(42.6)%
Income tax expense	72	105	(31.4)%	147	254	(42.1)%
Income from continuing operations	$116	$175	(33.7)%	$236	$413	(42.9)%
Discontinued operations, net of income tax
(benefit)/expense of $(1), $4, $(1) and $4	1	7	N/A	1	7	N/A
Net income	$117	$182	(35.7)%	$237	$420	(43.6)%
Earnings per share from continuing
operations - diluted	$0.52	$0.78	(33.3)%	$1.06	$1.82	(41.8)%
Earnings per share - diluted	$0.52	$0.81	(35.8)%	$1.06	$1.85	(42.7)%

FINANCIAL DATA:
Comparable store sales (decrease)/increase	(4.3)%	2.9%		(5.8)%	3.1%

Ratios as a percentage of sales:
Gross margin	37.5%	38.1%		38.7%	39.8%
SG&A expenses	29.1%	28.3%		30.2%	29.0%
Total operating expenses	31.8%	30.6%		32.9%	31.2%
Operating income	5.7%	7.5%		5.8%	8.6%
Effective income tax rate for continuing operations	38.3%	37.5%		38.4%	38.1%

COMMON SHARES DATA:
Outstanding shares at end of period	222.1	221.6		222.1	221.6
Average shares outstanding (basic shares)	222.0	222.6		221.9	224.2
Average shares used for diluted EPS	223.0	225.3		223.0	227.0
Shares repurchased	-	5.1		-	5.1
Total cost of shares repurchased	$-	$400		$-	$400

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Aug. 2,	Aug. 4,
	2008	2007

SUMMARY BALANCE SHEETS:
Cash and short-term investments	$2,109	$2,180
Receivables	500	624
Merchandise inventory (net of LIFO reserves of $1 and $8)	3,693	3,649
Prepaid expenses	217	230
Property and equipment, net	5,161	4,570
Prepaid pension	1,582	1,284
Other assets	534	542
Total assets	$13,796	$13,079

Trade payables	$1,477	$1,635
Accrued expenses and other	1,469	1,492
Current maturities of long-term debt	201	105
Long-term debt	3,505	3,705
Long-term deferred taxes	1,283	1,100
Other liabilities	710	800
Total liabilities	8,645	8,837
Stockholders' equity	5,151	4,242
Total liabilities and stockholders' equity	$13,796	$13,079

	26 weeks ended
	Aug. 2,	Aug. 4,
	2008	2007
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash (used in)/provided by:
Total operating activities	$270	$189
Investing activities:
Capital expenditures	(496)	(598)
Proceeds from sale of assets	-	8
Total investing activities	(496)	(590)
Financing activities:
Change in debt	(2)	338
Stock repurchase program	-	(400)
Other changes in stock	1	53
Dividends paid	(134)	(130)
Total financing activities	(135)	(139)
Cash (paid) for discontinued operations	(1)	(27)
Net (decrease) in cash and short-term investments	(362)	(567)
Cash and short-term investments at beginning of period	2,471	2,747
Cash and short-term investments at end of period	$2,109	$2,180

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